SCHEDULE 13D: EXHIBIT 7

                            CERTIFICATE OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                               RAYTECH CORPORATION


                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware


     Raytech Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

     FIRST: Article SEVENTH of the Corporation's Certificate of Incorporation, as amended and restated heretofore, is hereby amended by deleting Article SEVENTH in its entirety and replacing it with the following:

          "SEVENTH: The entire Board of Directors shall consist of not more than eleven and not less than three directors, as such number may be fixed by the Board of Directors from time to time.

          On the effective date of the consummation of the Plan of Reorganization ("Effective Date"), each director shall be elected to hold office until the annual meeting of stockholders held in the following year and until his or her successor is elected and qualified. At each succeeding annual meeting of stockholders thereafter, or by written consent of the stockholders entitled to vote thereon in lieu of such meeting the successors of those directors whose terms of office are then expiring shall be elected to hold office for a term of one year and until their respective successors shall be elected and shall qualify. Notwithstanding the aforesaid on the Effective Date, the initial Board of Directors shall be constituted as follows: one director shall be appointed by the Equity Committee (as defined in Section 1.1.42 of the Plan of Reorganization) and the remaining directors shall all be appointed by the Creditors' Committee (as defined in Section 1.1.27 of the Plan of Reorganization), following consultation with the Corporation, the Future Claimants' Representative and the Governments (all as defined in Sections 1.1.27, 1.1.47 and 1.1.48, respectively, of the Plan of Reorganization). The Director appointed by the Equity Committee shall serve for a term of three years from the Effective Date; provided, however, that such Director's term will terminate earlier upon sale by the Asbestos Personal Injury Settlement Trust (as defined in

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     Section 1.1.64 of the Plan of Reorganization) ("PI Trust") of its entire interest in the stock of the Reorganized Debtor provided the purchaser or purchasers have offered to purchase all remaining shares of the Common Stock not held by the PI Trust at the same price and upon the same terms and conditions as offered to the PI Trust as set forth in Section 7.11 of the Plan of Reorganization.

          Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may, except as otherwise required by law, be filled by the Board of Directors acting by three-fourths of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

          Notwithstanding any provision in this Certificate of Incorporation to the contrary, the provisions set forth in this Article SEVENTH may not be amended, altered, changed or repealed in any respect, unless such action is approved by the affirmative vote (or written consent) of holders of not less than three-fourths of the outstanding shares entitled to vote thereon."

     SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this ____ day of April, 2003.


                           RAYTECH CORPORATION


                           By:
                              -----------------------------------------
                           Name: Albert A. Canosa
                           Title: President and Chief Executive Officer